Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into by and between by and between W. Donald Bell (“Bell”) and Bell Microproducts, Inc., a California corporation (“Company”), effective as of March 12, 2009 (“Effective Date”).

WITNESSETH:

WHEREAS, Bell has been serving and continues to serve as the President and Chief Executive Officer of Company; and

WHEREAS, Bell and Company were previously parties to an amended “Employment Agreement” dated July 1, 1999, which has expired in accordance with its terms; and

WHEREAS, Bell and Company are currently party to a “Supplemental Executive Retirement Plan,” dated July 1, 2002, as amended on November 13, 2007 (“SERP”); and

WHEREAS, the parties wish to continue Bell’s employment with Company and wish to set forth the terms and conditions of that employment relationship in this Agreement; and

WHEREAS, the parties do not intend for this Agreement to supersede, modify, or otherwise affect Bell’s rights under the SERP.

NOW, THEREFORE, in consideration of Bell’s continued employment with Company, in consideration of the respective representations and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree and contract as follows:

1. Term of Employment.  Company hereby agrees to employ Bell as President and Chief Executive Officer for a two-year period (“Initial Term”) commencing on the date set forth above, and, upon the expiration of the Initial Term, for successive one-year periods thereafter (each, a “Renewal Term”), unless (i) written notice of non-renewal is given no less than ninety (90) days prior to the expiration of the applicable term by either party hereto; or (ii) Bell’s employment is terminated earlier pursuant to Paragraph 4 of this Agreement.  If such written notice of non-renewal is delivered from one party to the other, Bell’s employment will terminate on the last day of the Initial Term or Renewal Term, as applicable.

2. Duties.  Bell accepts employment with Company as its President and Chief Executive Officer.  Bell agrees to devote his full time, attention and best efforts to the business and affairs of Company.  Bell shall perform all duties and responsibilities commensurate with his position as President and Chief Executive Officer and shall follow the reasonable direction of the Board of Directors of Company (“Board”).  Bell may serve on corporate, civic or charitable boards or committees, fulfill speaking engagements and manage personal investments, so long as the Board, in its sole discretion, determines that such activities do not interfere, compete with or otherwise pose a conflict of interest with respect to the performance of Bell’s duties and responsibilities under this Agreement.  Bell shall comply with Company’s written policies and procedures as in effect from time to time applicable to other executive officers of Company.

3. Compensation and Benefits.  During the term of this Agreement, Bell shall receive the following compensation and benefits:

a. Base Salary.  Bell shall receive a minimum base salary of six hundred and thirty-two thousand five hundred dollars ($632,500) per year, less applicable withholding, payable monthly or more frequently in accordance with Company’s regular payroll practices.  The Compensation Committee of the Board (“Compensation Committee”) shall review Bell’s base salary at least annually and may, in its sole discretion, increase the base salary under its normal compensation policies for executive officers.  Notwithstanding the foregoing, the Board or the Compensation Committee may decrease Bell’s base salary if it decreases the base salaries of other executive officers of Company and, in such circumstance, decreases Bell’s base salary in an amount substantially proportional to the decreases in the base salaries of Company’s other executive officers.

b. Annual Incentive Compensation.  Bell shall be eligible to participate in annual incentive compensation plans, which may include the Management Incentive Plan, that may be established from time to time by the Board or the Compensation Committee for Company’s other executive officers.  Notwithstanding the foregoing, neither the Board nor the Compensation Committee may decrease Bell’s target award opportunity under the Management Incentive Plan (or any successor plan) to an amount less than his then-current base salary unless it decreases the target award opportunities of other executive officers of Company below their target award opportunities as in effect on the Effective Date, and in such circumstance, the Board or the Compensation Committee may only decrease Bell’s target award opportunity in an amount substantially proportional to the decreases in the target award opportunities of Company’s other executive officers.  Bell hereby acknowledges that his actual payment under the Management Incentive Plan will be determined by the Board or the Compensation Committee in accordance with the terms of the Management Incentive Plan then in effect and that his actual payment may not be proportional to the actual payments made to other executive officers of Company.  In addition, Bell hereby acknowledges that the Board or the Compensation Committee may adjust the payments made to Bell with respect to any incentive compensation plans, including the Management Incentive Plan, as it deems appropriate, in its sole discretion, to address the payments made to Bell under the Management Incentive Plan in effect for the year ended December 31, 2006.

c. Long-Term Disability Insurance.  Company presently provides Bell with, and pays 50% of the premiums for, long-term disability insurance that provides Bell with certain disability benefits.  Company presently intends to continue to provide Bell with this benefit; provided, however, that the Compensation Committee may, in its sole discretion, determine not to continue this benefit based on the cost of such policy or other factors as it deems appropriate.  Company may, in its sole discretion, provide such long-term disability insurance under its group policy.

d. Business Expenses.  Company will reimburse Bell for ordinary and necessary travel and other out-of-pocket expenses incurred by Bell in connection with the performance of his duties, provided that Bell promptly submits to Company receipts verifying such expenses in accordance with Company’s policies and procedures as in effect from time to time applicable to other executive officers of Company.

e. Other Employee Benefits.  Bell shall be eligible to participate in all other employee benefit plans and programs offered by Company generally to its executive officers, or as approved by the Board or Compensation Committee exclusively for Bell, from time to time, including any medical, dental and life insurance coverage, stock option plans or retirement plans, in accordance with the terms and conditions of those benefit plans and programs.

f. Vacation and Other Absences.  Bell shall be entitled to paid vacation each year in accordance with Company’s then-current vacation policy for other executive officers.  The rules relating to other absences from regular duties for holidays, sick or disability leave, leave of absence without pay, or for other reasons, shall be the same as those provided to Company’s other executive officers.

4. Termination.  Except for the provisions hereof which are intended to survive for other periods of time as specified herein, including Sections 5, 6, 7 and 8, this Agreement and Bell’s employment shall terminate (a) at any time upon mutual written agreement of the parties; (b) immediately upon Bell’s death or Disability (as defined in Section 5.d. below); (c) by Company, immediately and without prior notice, for “Cause” (as defined in Section 5.d. below); or (d) by Bell or by Company for any reason not otherwise covered by clauses (a), (b) or (c) herein, with at least thirty (30) days’ prior written notice.  Except as otherwise provided in Section 5, upon the termination of Bell’s employment for any reason during the Initial Term or any Renewal Term (as applicable), Bell shall be entitled to receive his base salary through his last date of employment, any unpaid annual incentive compensation described in Section 3.b. earned by Bell through his last date of employment, any unreimbursed business expenses incurred prior to such termination of employment, any accrued but unused vacation pay, and such other employee benefits to the extent permitted by the applicable policies or plan documents or as required by law.  For the avoidance of doubt, no amount subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and its related regulations shall become payable to Bell as a result of a termination of employment that does not constitute a “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i) and Section 1.409A-1(h) of the Treasury Regulations.

5. Severance Benefits.

a. Termination Without Cause or Involuntary Termination.  Subject to Section 5.c., in the event of Company’s termination of Bell’s employment without “Cause” or Bell’s “Involuntary Termination” (each as defined in Section 5.d. below) at any time during the Initial Term or Renewal Term (as applicable), Bell shall be entitled to the severance benefits described below.

(i) Severance Pay.  Company shall pay Bell severance in the form of salary continuation equal to two times his base salary in effect on the date of his termination of employment, with such severance payable in twelve (12) equal installments, payable monthly, commencing on the later of (1) sixty (60) days after the date of Bell’s termination of employment, or (2) the earliest date on which payment can be made under Section 13.a. below.

(ii) Benefits.  If available generally to other former U.S. employees of Company, Bell shall be entitled to the continuation of benefits pursuant to Title X of the Consolidated Budget Reconciliation Act of 1985 (“COBRA”), provided that Bell shall not be obligated to pay or reimburse Company for the cost of providing such COBRA benefits for a period of eighteen (18) months from the date of Bell’s termination of employment (“Severance Period”).  Company’s obligations to provide the benefits described herein shall cease if Bell and his dependents become covered under another employer’s group medical and health benefit plans that provide Bell and his dependents with comparable benefits and levels of coverage.

(iii) Financial Planning Allowance.  Company shall reimburse Bell up to $15,000 for expenses actually incurred within twelve (12) months from the date of Bell’s termination of employment related to personal financial or tax planning.

(iv) Change in Control Provisions.  In the event of Company’s termination of Bell’s employment without “Cause” or Bell’s Involuntary Termination during the twelve (12) month period following a Change in Control, the following additional provisions shall be effective.

(A) The severance pay described in Section 5.a.(i) above shall be payable in cash and in full in a single lump sum on the later of (1) sixty (60) days after the date of Bell’s termination of employment, or (2) the earliest date on which payment can be made under Section 13.a. below.

(B) One hundred percent (100%) of the unvested portion of any stock option, restricted stock and restricted stock units held by Bell upon his termination date shall automatically be accelerated in full so as to become completely vested.

b. Termination Upon Disability.  Subject to Section 5.c., if Bell’s employment with Company is terminated on account of Disability at any time during the Initial Term or Renewal Term (as applicable), Bell shall be entitled to COBRA continuation benefits if such benefits are available generally to other former U.S. employees of Company, provided that Bell shall not be obligated to pay or reimburse Company for the cost of providing such COBRA benefits during the Severance Period.  Company’s obligations to provide the benefits described herein shall cease if Bell and his dependents become covered under another employer’s group medical and health benefit plans that provide Bell and his dependents with comparable benefits and levels of coverage.

c. Release of Claims.  Bell’s eligibility for severance benefits pursuant to this Section 5 is conditioned on his execution, delivery and non-revocation, within sixty (60)

days following his termination of employment, of a release agreement in the form attached hereto as Exhibit A.

d. Definitions.

(i) Cause.  “Cause” shall mean (A) any act of personal dishonesty taken by Bell in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of Bell; (B) Bell’s conviction of a felony; (C) a willful act by Bell which constitutes gross misconduct and which is injurious to Company; or (D) following delivery to Bell of a written demand for performance from Company which described the basis for Company’s belief that Bell has not substantially performed his duties, continued violations by Bell of his obligations to Company which are demonstrably willful and deliberate on Bell’s part.

(ii) Change of Control. “Change of Control” means the occurrence of any of the following events:

(A) a “change in the ownership” of Company as determined in accordance with Section 1.409A-3(i)(5)(v) of the Treasury Regulations;

(B) a “change in effective control” of Company as determined in accordance with Section 1.409A-3(i)(5)(vi) of the Treasury Regulations; or

(C) a “change in the ownership of a substantial portion of the assets” of Company as determined in accordance with Section 1.409A-3(i)(5)(vii) of the Treasury Regulations.

(iii) Disability.  “Disability” shall have the same meaning set forth in the long-term disability insurance contract referred to in Section 3.c. as in effect on the Effective Date.

(iv) Involuntary Termination.  For purposes of this Agreement, “Involuntary Termination” shall mean:

(A) Without Bell’s express written consent, a significant reduction of Bell’s duties, authority or responsibilities as President and Chief Executive Officer of Company, relative to his duties, authority or responsibilities as President and Chief Executive Officer as in effect immediately prior to such reduction, or the assignment to Bell of such reduced duties, authority or responsibilities;

(B) Without Bell’s express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to Bell immediately prior to such reduction;

(C) A material reduction by Company in Bell’s base salary as in effect immediately prior to such reduction, except as permitted by Section 3.a.;

(D) The relocation of Bell’s principal place of work to a location more than thirty-five (35) miles from Bell’s then present location, without Bell’s express written consent;

(E) Any purported termination of Bell by Company during the Initial Term or Renewal Term (as applicable) not effected for Disability or for Cause; or

(F) The failure of Company to obtain the assumption of this Agreement by any successor contemplated in Section 9 below.

Bell’s termination of employment shall not constitute an Involuntary Termination unless and until (1) Bell provides written notice to Company of the existence of one or more of the foregoing conditions within ninety (90) days of its occurrence, (2) such condition or conditions have not been cured within thirty (30) days after Company’s receipt of such written notice from Bell and (3) Bell terminates his employment with Company within thirty (30) days after Company’s failure to cure such condition or conditions during the time period set forth in clause (2).

6. Protection of Confidential Information.  Bell acknowledges that during the course of his employment with Company he has received and will continue to receive documents and other information regarding the confidential and proprietary affairs of Company and its subsidiaries and affiliates, including information about their past, present and future financial condition, the markets for their products, key personnel, past, present or future actual or threatened litigation, trade secrets, current and prospective suppliers and customers, operational methods, acquisition plans, prospects, plans for future development and other business affairs and information about Company and its subsidiaries and affiliates not readily available to the public (collectively, “Confidential Information”).  Bell further acknowledges that the services to be performed under this Agreement are of a special, unique, unusual, extraordinary and intellectual character.  In recognition of the foregoing, Bell covenants and agrees as follows:

a. No Disclosure or Use of Confidential Information.  At no time during his employment with Company or at any time thereafter shall Bell divulge, disclose, or otherwise use any Confidential Information, except as properly required in the ordinary course of Company’s business, as directed and authorized by Company or if such information is readily available in the public domain by reason other than Bell’s disclosure or use thereof in violation of the first sentence of this Section 6.a.

b. Return of Company Property, Records and Files.  Upon the later of (1) the date of termination of Bell’s employment with Company, and (2) the date of termination of Bell’s service on the Board (such later event being the “Property Return Event”), or at any other time the Board may so direct, Bell shall promptly deliver to Company’s headquarters all of the property and equipment of Company and its subsidiaries and affiliates (including any cell phones, pagers, credit cards, personal computers, etc.) and any and all documents, records, and files, including any notes, memoranda, customer lists, reports and any and all other documents, including any copies thereof, whether in hard copy form or on a computer disk or hard drive, that relate to Company or its subsidiaries or affiliates or their respective past and present officers, directors, employees or consultants (collectively, “Company Property, Records and Files”); it being expressly understood that, upon the occurrence of the Property Return Event, Bell shall not be authorized to retain any Company Property, Records and Files.  Notwithstanding the foregoing, Company will use its reasonable efforts to transfer Bell’s cell phone number to him following the termination of Bell’s employment with Company; provided, however, that the cost, if any, of such transfer shall be paid by Bell.

7. Nonsolicitation.  For a period of one year immediately following the date of termination of Bell’s employment, Bell shall not, directly or indirectly, without the prior written consent of Company, solicit, induce, or attempt to solicit or induce any director, officer, employee, agent or consultant of Company or any of its subsidiaries or affiliates to terminate his, her or its employment or other relationship with Company or its subsidiaries or affiliates for employment or for retention as a consultant or service provider, or otherwise encourage any such person or entity to leave or sever his, her or its employment or other relationship with Company or its subsidiaries or affiliates for any other reason.

8. Remedies.  The restrictions contained in Sections 6 and 7 are necessary for Company’s protection, and any breach thereof will cause Company irreparable damage for which there is no adequate remedy at law.  Bell agrees that, in the event of such breach, Company shall, in addition to any other remedy which Company may have at law or in equity, be entitled to seek such equitable and injunctive relief as may be available without the necessity of proving damages.  Each party agrees that, in the event of a breach of this Agreement by the other party, the non-breaching party shall have all such remedies as may be available at law or in equity.

9. Successors.

a. Company’s Successors.  Any successor to Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as Company would be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement, the term “Company” shall mean Company, as defined above, and any such successor, by merger or otherwise.

b. Employee’s Successors.  The terms of this Agreement and all of Bell’s rights hereunder shall inure to the benefit of, and be enforceable by, Bell’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.

10. Notice.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.  In the case of Bell, mailed notices shall be addressed to him at the home address which he most recently communicated to Company in writing.  In the case of Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

11. Coordination of Agreements.  Except as expressly set forth in this Agreement, in the event of any conflict between this Agreement and the SERP, the terms of this Agreement shall control; provided, however, that the terms of this Agreement shall not be effective to alter the form or timing of payments under the SERP in a manner contrary to the requirements of Code Section 409A and its related regulations.

12. Termination of Management Retention Agreement.  The Management Retention Agreement entered into by and between Bell and the Company as of August 7, 2005 is terminated in its entirety as of the Effective Date by mutual agreement of the parties.

13. Tax Provisions.

a. Company shall delay the payment of any severance benefits payable under this Agreement as required to comply with Code Section 409A(a)(2)(B)(i) (relating to payments made to certain “specified employees” of certain publicly-traded companies) and in such event, any such amount to which Bell would otherwise be entitled during the six (6) month period immediately following his termination of employment shall instead be accumulated through and paid or provided, together with interest at the long-term applicable federal rate (annual compounding) under Section 1274(d) of the Code in effect on his termination of employment, on the first business day following the expiration of such six (6) month period, or if earlier, the date of his death.  For the avoidance of doubt, no portion of the any such severance benefits shall be subject to the foregoing delay if and to the extent that such benefits (i) constitute a “short term deferral” within the meaning of Section 1.409A-1(a)(4) of the Treasury Regulations, or (ii) (A) are being paid due to Bell’s “involuntary separation from service” (within the meaning of Section 1.409A-1(n) of the Treasury Regulations); (B) do not exceed two times the lesser of (1) Bell’s annualized compensation from Company for the calendar year prior to the calendar year in which the termination occurs, or (2) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which Bell’s employment terminates; and (C) the payment is required under this Agreement to be paid no later than the last day of the second (2nd) calendar year following the calendar year during which Bell’s “separation from service” (within the meaning of Code Section 409A) occurs.  For purposes of Code Section 409A, Bell’s right to receive installment payments pursuant to Section 5 above shall be treated as a right to receive a series of separate and distinct payments.  The determination of whether Bell is a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i) as of the time of his termination of employment shall made by Company in accordance with the terms of Code Section 409A and the applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).

b. The continued benefits provided under Section 5 above that are taxable benefits (and that are not disability pay or death benefit plans within the meaning of Code Section 409A) are intended to comply, to the maximum extent possible, with the exception to Code Section 409A set forth in Section 1.409A-1(b)(9)(v) of the Treasury Regulations (and any successor thereto).  To the extent that any of those benefits either do not qualify for that exception, or are provided beyond the applicable time periods set forth in Section 1.409A-1(b)(9)(v) of the Treasury Regulations, then such amounts will be reimbursed or provided no later than December 31 of the year following the year in which the expense was incurred and will be subject to the following additional rules:  (i) the amount of in-kind benefits provided, during any calendar year shall not affect the amount of in-kind benefits to be provided, during any other calendar year; and (ii) the right to in-kind benefits shall not be subject to liquidation or exchange for another benefit.

c. In the event of an event constituting a change in the ownership or effective control of Company or ownership of a substantial portion of the assets of Company described in Code Section 280G(b)(2)(A)(i) (a “280G Transaction”), Company shall cause its independent auditors promptly to review all payments, accelerations, distributions and benefits that have been made to or provided to, and are to be made, or may be made, to or provided to, Bell under this Agreement, the SERP, and any other arrangements providing for payments or benefits contingent on the occurrence of a 280G Transaction (irrespective of whether such payments or benefits are then payable to Bell at that time), and any other agreement or plan under which they may individually or collectively benefit (collectively the “Original Payments”), to determine the applicability of Code Section 4999 to Bell in connection with such event.  Company’s independent auditors will perform this analysis in conformity with the foregoing provisions and will provide Bell with a copy of their analysis and determination.  Notwithstanding anything contained in this Agreement to the contrary, to the extent that the Original Payments would be subject to the excise tax imposed under Code Section 4999 (the “Excise Tax”), the Original Payments shall be reduced (but not below zero) to the extent necessary so that no Original Payment shall be subject to the Excise Tax, but only if, by reason of such reduction, the net after-tax benefit received by Bell shall exceed the net after-tax benefit received by him if no such reduction was made.  For purposes of this Agreement, “net after-tax benefit” shall mean (a) the Original Payments which Bell receives or is then entitled to receive from Company that would constitute “parachute payments” within the meaning of Code Section 280G, less (b) the amount of all federal, state and local income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to Bell (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (c) the amount of the Excise Tax imposed with respect to the payments and benefits described in (a) above.  If a reduction is to occur pursuant to this Section 13.c., the payments and benefits shall be reduced in the following order: any cash severance to which Bell becomes entitled (starting with the last payment due), then other cash amounts that are parachute payments (starting with the last payment due), then any stock option awards that have exercise prices higher than the then-fair market value price of the stock (based on the latest vesting tranches), then restricted stock and restricted stock units based on the latest awards scheduled to be distributed, and then other stock options based on the latest vesting tranches.  The fees and expenses of Company’s auditor for its services in connection with the determinations and calculations contemplated by this provision will be borne by Company

14. Miscellaneous Provisions.

a. No Duty to Mitigate.  Bell shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that Bell may receive from any other source.

b. Amendment; Waiver.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Bell and by an authorized officer of Company (other than Bell).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at any other time.

c. Entire Agreement.  No agreement, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.  Except as expressly provided herein, this Agreement supersedes in its entirety any prior or contemporaneous agreements, whether written, oral, express or implied, relating to the subject matter hereof.

d. Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

e. Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

f. Withholding.  All payments made pursuant to this Agreement will be subject to the withholding of all applicable federal, state or local income and employment taxes.

g. Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set forth above.

COMPANY:	BELL MICROPRODUCTS INC.

	By:	/s/ Andrew S. Hughes
ANDREW S. HUGHES
Vice President, General Counsel & Corporate Secretary
	Dated:	March 12, 2009

BELL:

	By:	/s/ W. Donald Bell
W. Donald Bell
	Dated:	March 12, 2009

EXHIBIT A

FORM OF RELEASE AGREEMENT

This Release Agreement (“Release”) is made and entered into by and between W. Donald Bell (“Executive”) and Bell Microproducts Inc., a California corporation (“Company”), effective as of _______, 20__.

WHEREAS, Executive and Company were previously parties to an Employment Agreement, dated February __, 2009 (“Employment Agreement”); and

WHEREAS, Executive’s eligibility for severance benefits pursuant to the Employment Agreement is conditioned on his execution, delivery and non-revocation of this Release within sixty (60) days following his termination of employment; and

WHEREAS, this Release was a material inducement to Executive and Company to enter into the Employment Agreement.

NOW, THEREFORE, in consideration of the respective representations and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree and contract as follows:

1. Defined Terms.  Initially capitalized terms used, but not otherwise defined, herein shall have the meanings ascribed to such terms in the Employment Agreement.

2. General Release.  Executive hereby releases and forever discharges the “Executive Releasees” hereunder, consisting of Company and each of its subsidiaries, affiliates, successors, assigns, agents, directors, officers, employees, shareholders, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all Claims, as defined in Section 3.

3. Claims Released.   The “Claims” released herein include any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent, which Executive now has or may hereafter have against the Executive Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof.  Without limiting the generality of the foregoing, Claims shall include: any claims in any way arising out of, based upon, or related to Executive’s employment by or service as a director to any of the Executive Releasees, or any of them, or the termination thereof; any claim for wages, salary, commissions, bonuses, fees, incentive payments, profit-sharing payments, expense reimbursements, leave, vacation, severance pay or other benefits; any claim for benefits under any stock option, restricted stock or other equity-based incentive plan of the Executive Releasees, or any of them (or any related agreement to which any Executive Releasee is a party); any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on the Executive Releasees’ right to terminate the employment of Executive; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Claims arising under: Age Discrimination in Employment Act, as amended,

29 U.S.C. § 621, et seq.; Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act , 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C.  § 2101 et seq. the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., the Sarbanes-Oxley Act of 2002; the California Fair Employment and Housing Act, as amended, § 12940 et seq.; the Cal. Lab. Code; the California Equal Pay Law, as amended, Cal. Lab. Code §§ 1197.5(a),1199.5; the Moore-Brown-Roberti Family Rights Act of 1991, as amended, Cal. Gov’t Code §§12945.2, 19702.3; California Labor Code §§ 1101, 1102, 69 Ops. Cal. Atty. Gen. 80 (1986); California Labor Code §§ 1102.5(a), (b); the California WARN Act, Cal. Lab. Code § 1400 et seq.; the California False Claims Act, Cal. Gov’t Code § 12650 et seq.;  the California Corporate Criminal Liability Act, Cal. Penal Code § 387; or under the California Labor Code), or any other federal, state or local law.

4. Claims Not Released. Notwithstanding the generality of the foregoing, Executive does not release the following claims and rights:

a. Executive’s rights under the Employment Agreement and this Release;

b. Any Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

c. Claims to continued participation in certain of Company’s group benefit plans pursuant to the terms and conditions of the federal law known as COBRA or the comparable California law known as Cal-COBRA;

d. Claims to any benefit entitlements vested as of the date of termination of Executive’s employment, pursuant to written terms of any Company employee benefit plan, including the Company’s Supplemental Executive Retirement Plan;

e. Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that Executive does release his right to secure any damages for alleged discriminatory treatment;

f. Executive’s right, if any, to indemnity pursuant to Company’s articles or bylaws, any written indemnification agreement between Executive and Company, and/or Company’s directors and officers insurance policies; and

g. Any other claims that Executive cannot waive by operation of law.

(collectively, the “Executive Unreleased Claims”).

5. Unknown Claims. EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE IS HEREBY ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

EXCEPT WITH RESPECT TO THE EXECUTIVE UNRELEASED CLAIMS, EXECUTIVE, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

6. Review and Revocation.  Executive agrees and expressly acknowledges that this Release includes a waiver and release of all claims which Executive has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq. (“ADEA”).  The following terms and conditions apply to and are part of the waiver and release of the ADEA claims under this general release:

a. This Release is written in a manner calculated to be understood by Executive, and Executive understands it.

b. The waiver and release of claims under the ADEA contained in this Release does not cover rights or claims that may arise after the date on which Executive signs this Release.

c. This Release provides for consideration in addition to anything of value to which Executive is already entitled.

d. Executive understands that Executive is hereby advised to consult an attorney before signing this Release.

e. Executive understands that Executive has been granted sixty (60) days following his termination of employment to decide whether or not to sign this Release.  If Executive executes and delivers this Release prior to the expiration of such period, Executive does so voluntarily and after having had the opportunity to consult with an attorney, and hereby waives the remainder of the sixty (60) day period.

f. Executive understands that Executive has the right to revoke this Release during the seven (7) days following the day on which Executive signs this Release (the ”Revocation Period”).  In the event this Release is revoked, this Release will be null and void in its entirety.

This Release shall not become effective until the day after the Revocation Period has expired (the “Effective Date”).  If Executive wishes to revoke this Release during the Revocation Period, Executive must deliver written notice stating Executive’s intent to revoke this Release, on or before 5:00 p.m. on the last day of the Revocation Period, to Company’s General Counsel at Company’s headquarters located at 1941 Ringwood Avenue, San Jose, California 95131-1721.

7. No Assignments of Claims. Executive represents and warrants that there has been no assignment or other transfer of any interest in any Claim which he may have against Executive Releasees, or any of them, and Executive agrees to indemnify and hold Executive Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Executive Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer.  It is the intention of the parties hereto that this indemnity does not require payment as a condition precedent to recovery by the Executive Releasees against Executive under this indemnity.

8. No Actions. Executive acknowledges and agrees that he has no pending lawsuit, administrative charge or complaint against Company or any of the other Executive Releasees, in any court or with any governmental agency.  Executive acknowledges and agrees that he is not aware of any work-related injury suffered prior to the Effective Date for which he may be entitled to workers’ compensation benefits, nor is he aware of any facts or circumstances from which such any injury may later arise.  Executive also agrees that, to the extent permitted by law, Executive will not allow any lawsuit, administrative charge or complaint to be pursued on his behalf, or to accept any remedies from any lawsuit, administrative charge or complaint pursued on his behalf.  Executive further agrees that he will not participate, cooperate or assist in any litigation against the Executive Releasees in any manner, to the extent permitted by law.  If lawfully subpoenaed to testify in court or in a deposition, Executive agrees to provide Company written notice of such a subpoena within five (5) days of receipt.  Executive agrees that if he hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against the Executive Releasees any of the Claims released hereunder, then he will pay to the Executive Releasees against whom such claim(s) is asserted, in addition to any other damages caused thereby, all attorneys’ fees incurred by such Executive Releasees in defending or otherwise responding to said suit or Claim.  Provided, however, that the obligation to pay attorneys’ fees shall not apply to: (1) Executive’s right to file a charge with the United States Equal Employment Opportunity Commission (as to which Executive hereby waives any right to any damages or individual relief resulting from any charge) or (2) any suit or Claim to the extent it challenges the effectiveness of this Release with respect to a claim under the Age Discrimination in Employment Act.

9. No Admission.  Executive further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Executive Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to Executive.

10. No Reliance.  Executive acknowledges that different or additional facts may be discovered in addition to what is now known or believed to be true by him with respect to the matters released in this Release, and Executive agrees that this Release shall be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any different or additional facts.

11. Successors.  This Release will be binding upon and inure to the benefit of the heirs, legatees, executors, estates, successors and permitted assigns, as applicable, of each party hereto.  No rights, obligations or liabilities hereunder will be assigned by either party without the prior written consent of the other party.

12. Notice.  Notices and all other communications contemplated by this Release shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.  In the case of Executive, mailed notices shall be addressed to him at the home address which he most recently communicated to Company in writing.  In the case of Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

13. Amendment; Waiver.  No provision of this Release shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of Company.  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Release by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at any other time.

14. Entire Agreement.  No agreement, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Release have been made or entered into by either party with respect to the subject matter hereof.  Except as expressly provided herein, this Release supersedes in its entirety any prior or contemporaneous agreements, whether written, oral, express or implied, relating to the subject matter hereof.

15. Governing Law.  The validity, interpretation, construction and performance of this Release shall be governed by the laws of the State of California.

16. Severability.  The invalidity or unenforceability of any provision or provisions of this Release shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

17. Counterparts.  This Release may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Release as of the day and year set forth above.

COMPANY:	BELL MICROPRODUCTS INC.

Its:

Dated:

BELL:

By:
W. Donald Bell
Dated: